
                                                                                         PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, except per share amounts)


                                                                 Three Months Ended                 Six Months Ended
                                                                      June 30,                           June 30,
                                                              ------------------------           ----------------------
                                                                1999         1998                  1999        1998
                                                              ------------------------           ----------------------

Basic earnings per share:
-------------------------

Basic weighted average common shares                             9,288       9,878                 9,337        9,882

Net Income                                                     $ 6,893     $15,186               $14,372      $22,850

Basic earnings per common share                                $   .74       $1.54               $  1.54      $  2.31


Diluted earnings per share:
---------------------------

Weighted average common and dilutive potential shares            9,470      10,184                 9,540       10,193

Net Income                                                     $ 6,893     $15,186               $14,372      $22,850

Diluted earnings per common share                              $   .73     $  1.49               $  1.51      $  2.24

